Exhibit (e)(16)

ANSTELLUNGS VERTRAG	EMPLOYMENT CONTRACT

ANSTELLUNGSVERTRAG	EMPLOYMENT CONTRACT

Zwischen der QIAGEN GmbH QIAGEN Str. 1; 40724 Hilden	Between QIAGEN GmbH QIAGEN Str. 1; 40724 Hilden

- nachfolgend QIAGEN genannt -	- hereinafter referred to as QIAGEN -

und	and

Herrn Mr. Jean-Pascal Viola [Adresse]	Mr. Jean-Pascal Viola [Address]

§1 Beginn des Anstellungsverhältnisses	Section 1 Start of the Employment Relationship

(1) Herr Viola beginnt seine Tätigkeit am 1. Juli 2017. Unter Anrechnung seiner Vorbeschäftigungszeiten wird der 01. Januar 2001 als Eintrittstermin vereinbart.	(1) Mr. Viola shall start his work on July 1st, 2017. Under recognition of his pre-employment periods within the QIAGEN Group, January 1st, 2001 is agreed as the date of entry.

(2)   Der Anstellungsvertrag wird nur wirksam, sofern eine gültige Arbeitserlaubnis und eine gültige Aufenthaltserlaubnis vorliegen, die mindestens die Kündigungsfrist abdecken. Diese muss der Personalabteilung der QIAGEN GmbH, Hilden vorgelegt werden.

Herr Viola ist verpflichtet, QIAGEN für die Dauer seines Anstellungsverhältnisses stets eine gültige Arbeits- und Aufenthaltserlaubnis für die Bundesrepublik Deutschland vorzulegen.

(2)   The employment contract shall only be effective if a valid work permit and a valid residence permit are present, which cover at least the notice period. This must be submitted to the HR department of QIAGEN GmbH, Hilden.

Mr. Viola is obliged to provide QIAGEN with a valid working permit and residence permit for the Federal Republic of Germany for the duration of his / her employment relationship.

(3) Die Kündigung vor Vertragsbeginn ist ausgeschlossen.	(3) Termination before start of contract shall be excluded.

(4) Die Parteien sind sich darüber einig, dass der Angestellte leitender Angestellter i. S. d. § 5 Abs. 3 BetrVG ist.	(4) The Parties agree that the Employee is an Executive in the sense of Section 5 Para. 3 of the BetrVG [German Works Council Constitution Act].

§2 Tätigkeitsbeschreibung, Weisungsrecht	Section 2 Work Description, Right of Instruction

(1)   Herr Viola übernimmt die Aufgaben eines Senior Vice President, Head of Business Development & IP& L. Er wird alle mit seiner vorbezeichneten Tätigkeit zusammenhängenden Aufgaben erfüllen. Herr Viola berichtet an den Chief Executive Officer.

(1)   Mr. Viola shall assume the duties of a Senior Vice President, Head of Business Development & IP& L. He shall complete all tasks connected to his abovementioned position. Mr. Viola shall report to the Chief Executive Officer.

(2)   Der Arbeitgeber kann dem Arbeitnehmer bei unveränderten Bezügen und unter Beachtung der Vorgaben des § 106 GewO auch andere oder zusätzliche gleichwertige Tätigkeiten zuweisen, insbesondere auch an einem anderen Ort.

(2)   The Employer can assign other or additional equivalent tasks, in particular to be performed at a different place, to the Employee, with unchanged income and observing the provisions set forth in Section 106 of the GewO [German Industrial Code].

(3) Der Arbeitnehmer wird, soweit erforderlich, Dienstreisen vornehmen.	(3) The Employee will, to the extent required, go on business trips.

§3 Arbeitseinsatz, Arbeitsort und erste Tätigkeitsstätte	Section 3 Assignment, Place of Work and Primary Workplace

(1)   Die regelmäßige wöchentliche Arbeitszeit beträgt 40,0 Stunden (5-Tage-Woche). Dauer und Lage der täglichen Arbeitszeit richten sich nach den betrieblichen Erfordernissen. Dem Arbeitgeber steht insoweit ein Weisungsrecht nach § 106 GewO zu.

(1)   The regular weekly working time shall amount to 40.0 hours (five-day week). The duration and location of the daily working time shall be based upon the operational requirements. In this respect, the Employer shall be entitled to a right of instruction under Section 106 GewO.

(2)   Herr Viola verpflichtet sich, die während seiner Tätigkeit auf ihn zukommenden Aufgaben gewissenhaft und nach bestem Vermögen zu erfüllen und in jeder Hinsicht die Interessen von QIAGEN zu wahren. Herr Viola verpflichtet sich insbesondere, alle gesetzlichen und betrieblichen Sicherheitsvorschriften zu beachten.

(2)   Mr. Viola undertakes to carry out the tasks assigned to him in the course of his work diligently and to the best of his ability and to protect the interests of QIAGEN in every respect. Mr. Viola in particular undertakes to observe all legal and company-specific safety regulations.

(3) Arbeitsort des Mitarbeiters ist Hilden, vorbehaltlich einer anderen etwaigen Zuweisung durch den QIAGEN nach § 2 bzw. § 106 GewO.	(3) The Employee’s place of work shall be Hilden, subject to any different assignment by QIAGEN under Section2 or Section 106 GewO.

(4) Erste Tätigkeitsstätte des Mitarbeiters im steuerrechtlichen Sinne ist Hilden.	(4) In connection with taxation, the Employee’s primary workplace shall be Hilden.

(5)   Herr Viola wird im Rahmen der betrieblichen Notwendigkeit und gesetzlichen Bestimmungen Über-und Mehrarbeitsstunden sowie Nacht-, Sonn- und Feiertagsarbeit leisten. Er verpflichtet sich, seine ganze Arbeitskraft in den Dienst des Arbeitgebers zu stellen.

(5)   Mr. Viola shall perform overtime and additional working hours as well as night, Sunday and public holiday work based upon operational needs and in accordance with legal provisions. He undertakes to dedicate his entire workforce to the Employer.

§4 Nebentätiqkeiten und Vorträge	Section 4 Secondary Employments and Lectures

(1)   Jegliche selbständige und unselbständige Nebentätigkeit bedarf der vorherigen, schriftlichen Zustimmung von QIAGEN. QIAGEN wird die vorherige, schriftliche Zustimmung erteilen, wenn die Nebentätigkeit die Wahrnehmung der dienstlichen Aufgaben zeitlich nicht oder allenfalls unwesentlich behindert und sonstige berechtigte Interessen von QIAGEN nicht beeinträchtigt. QIAGEN trifft die Entscheidung über den in Textform einzureichenden Antrag von Herrn Viola auf Zustimmung zur Nebentätigkeit innerhalb von zwei Wochen nach Eingang des Antrags.

(1)   All freelance and dependent activities shall be subject to QIAGEN’s prior and written approval. QIAGEN shall issue its prior written approval if the secondary employment does not or only marginally affect the performance of work-related duties in terms of time and does not affect other reasonable interests of QIAGEN. QIAGEN decides on Mr. Viola’s application for approval of secondary employments to be filed in writing within two weeks after receipt of such application.

(2) QIAGEN kann die Zustimmung zur Nebentätigkeit jederzeit widerrufen, wenn das Interesse von QIAGEN dies auch unter Berücksichtigung der Belange des Arbeitnehmers rechtfertigt.	(2) QIAGEN can withdraw its approval of a secondary employment at any time if the interests of QIAGEN justify this, also taking into consideration the Employer’s matters.

(3)   Veröffentlichungen und Vorträge usw. bedürfen ebenfalls der vorherigen, schriftlichen Zustimmung von QIAGEN, wenn diese nicht unmittelbar mit den Aufgaben des Arbeitnehmers zusammenhängen. QIAGEN wird die vorherige, schriftliche Zustimmung erteilen, wenn die Veröffentlichung oder der Vortrag die Wahrnehmung der dienstlichen Aufgaben zeitlich nicht oder allenfalls unwesentlich behindert und sonstige berechtigte Interessen von QIAGEN nicht beeinträchtigt. QIAGEN trifft die Entscheidung über den in Textform einzureichenden Antrag von Herrn Viola auf Zustimmung zur Veröffentlichung/zum Vortrag etc. innerhalb von zwei Wochen nach Eingang des Antrags. Trifft QIAGEN innerhalb dieser Frist keine Entscheidung, so gilt die Zustimmung als erteilt.

(3)   Publications and lectures shall also be subject to the prior written approval by QIAGEN, if these are not directly related to the tasks of the employee. QIAGEN shall issue its prior written approval if the publication or lecture does not or only marginally affect the performance of work-related duties in terms of time and does not affect other reasonable interests of QIAGEN. QIAGEN decides on Mr. Viola’s application for approval of publications/lectures etc. to be filed in writing within two weeks after receipt of such application. If QIAGEN does not take any decision within such period, approval is considered to have been granted.

(4) Grundsätzlich steht der QIAGEN GmbH die Vergütung für Vorträge und Veröffentlichungen zu. Ausnahmen bedürfen der schriftlichen Zustimmung durch die Gesellschaft.	(4) In principle, QIAGEN GmbH shall be entitled to remunerations for lectures and publications. Exceptions shall be subject to the Company’s written approval.

§5 Vergütung	Section 5 Remuneration

(1)   Herr Viola erhält ein Jahresfestentgelt in Höhe von EUR 242,217.00 brutto (im folgenden „Jahresfestentgelt”), das in zwölf gleichen Monatsraten als Monatsfestentgelt in Höhe von EUR 20,184,75 brutto (im folgenden „Monatsfestentgelt”) ausgezahlt wird.

(1)   Mr. Viola shall receive a fixed annual gross remuneration of EUR 242,217.00 (hereinafter referred to as “Fixed Annual Remuneration”) to be paid out in twelve equal monthly instalments as fixed monthly gross remuneration of EUR 20,184,75 (hereinafter referred to as “Fixed Monthly Remuneration”).

(2)   Zusätzlich zum Jahresfestentgelt wird Herrn Viola die Möglichkeit gegeben, eine variable Vergütung (Bonus) zu erzielen, die von der Erreichung unternehmerischer und persönlicher Ziele (Bonussplit) abhängig ist. Als Bonussplit gelten 75% unternehmerische und 25% persönliche Ziele als vereinbart.

(2)   In addition to the Fixed Annual Remuneration, Mr. Viola will be given the opportunity to earn a variable remuneration (bonus) depending on the achievement of corporate and personal targets (bonus split). 75% of corporate and 25% of personal targets shall be agreed upon as bonus split.

Bei jeweils 100% Zielerreichung der unternehmerischen und persönlichen Ziele wird die variable Vergütung 50% des Jahresfestentgelts bzw. EUR 121,108.49 brutto (Bonus) jährlich betragen. Die Milestones zur Zielerreichung werden kalenderjährlich neu definiert und festgelegt. Die Auszahlung erfolgt spätestens mit der März-Entgeltabrechnung des Folgejahres. Im Jahre des Eintritts bzw. bei Versetzungen wird der Bonus anteilig gezahlt.

Upon achievement of 100% of both corporate and personal targets, the variable remuneration shall amount to 50% of the Fixed Annual Remuneration or EUR 121,108.49 gross (bonus) annually. The milestones for target achievement shall be redefined and re-determined each calendar year. Pay-out shall take place no later than with the March payment of the following year. In the year of joining or in case of relocations, the bonus shall be paid proportionately.

(3) Festgehalt und variable Vergütung können in der Höhe der Zusammensetzung verändert werden. Für diesen Fall werden QIAGEN und der Mitarbeiter eine gesonderte schriftliche Vereinbarung treffen.	(3) The fixed and variable remuneration may be altered in the amount of the composition. In this case, QIAGEN and the employees will enter into a separate written agreement.

(4) Mehrarbeit und Überstunden sind mit dem Festgehalt abgegolten. Ein Anspruch auf Entschädigung oder Zuschläge besteht nicht.	(4) Additional working hours and overtime worked shall be covered by the fixed salary. There shall not be any entitlement to compensation or allowances.

(5) Das Entgelt einschließlich aller etwaigen Zuschläge usw. wird jeweils am Ende des Monats bargeldlos auf ein von Herrn Viola zu benennendes Konto überwiesen.	(5) At the end of each month, the remuneration including all allowances etc. shall be transferred by cashless payment to an account to be designated by Mr. Viola.

(6)   Einmalige Sonderzahlungen, oder sonstige Vergütungen und Leistungen, die in diesem Vertrag nicht ausdrücklich geregelt sind, sind freiwillige Leistungen von QIAGEN, auf die für die Zukunft kein Rechtsanspruch entsteht. Dies gilt auch dann, wenn QIAGEN die entsprechende Sonderzahlungen in Zukunft wiederholt gewährt, wobei die Höhe entsprechender Zahlungen ohne Bedeutung ist.

(6)   One-off special payments or other remuneration and benefits not expressly stipulated in the present Contract shall be voluntary payments by QIAGEN to which there shall not be any legal entitlement for the future. This shall also be the case if QIAGEN repeatedly grants such special payments in the future, the amount of such payments being without significance.

(7) Herr Viola dart seine Vergütungsansprüche an Dritte nur nach vorheriger schriftlicher Zustimmung von QIAGEN verpfänden.	(7) Mr. Viola may pledge his remuneration entitlements to third parties only after prior written approval of QIAGEN.

(8)   Die Teilnahme des Herrn Viola am Long-Term-Incentive Programm von QIAGEN richtet sich nach Maßgabe etwaiger gesonderter Vereinbarungen.

Long-Term-Incentives (LTIs) stellen eine freiwillige Leistung des Arbeitgebers dar, auf die auch bei mehrmaliger, gleichförmiger Gewährung für die Zukunft kein Rechtsanspruch entsteht.

(4)   Mr. Viola’s participation in the Long Term Incentive Programme of QIAGEN shall be based upon any separate agreements.

Long-term incentives (LTIs) represent a ex-gratia payment of the employer, which is not subject to any legal claim even in the case of multiple, uniform grants for the future.

§6 Dienstwagen	Section 6 Company Car

Dem Mitarbeiter wird von QIAGEN nach seiner Wahl ein Dienstfahrzeug gemäß der aktuellen QIAGEN Car Policy zur Verfügung gestellt. Alles Weitere regeln die QIAGEN Car Policy in ihrer jeweils gültigen Fassung sowie der jeweils gesondert abzuschließende Dienstwagenüberlassungsvertrag.	In accordance with the current QIAGEN Car Policy, the Employee shall be provided with a company car of his choice. All other conditions shall be governed by the QIAGEN Car Policy, as amended, and the company car provision agreement to be entered into separately.

Abweichend davon ist der Mitarbeiter berechtigt einen dem EC-Level entsprechenden Dienstwagen auszuwählen. Übersteigen die monatlichen Fahrzeugkosten die aktuelle Dienstwagenzulage in Höhe von EUR 943,40 monatlich, ist der Mehraufwand vom Mitarbeiter zu tragen. Für den Fall, dass der Mitarbeiter auf einen Dienstwagen verzichtet, erhält er die vorgenannte Dienstwagenzulage zusätzlich mit seinem monatlichen Gehalt ausgezahlt.	Notwithstanding this, the Employee is entitled to select a company car corresponding to the EC level. If the monthly vehicle costs exceed the current car allowance of EUR 943.40 per month, the Employee has to bear the additional costs. In case the employee elect not have a company car, the employee will receive the aforementioned car allowance in addition to his monthly salary.

§7 Change of Control	Section 7 Change of Control

Die Gesellschaft kann eine Change of Control-Regelung anbieten, die einer gesonderten Vereinbarung vorbehalten bleibt. Ein Anspruch des Mitarbeiters hierauf besteht nicht. Gegenwärtig besitzt der Mitarbeiter einen Anspruch auf eine EC Change of Control” Regelung für alle bestehenden and zukünftigen Long Term Incentives (LTIs).	The Company can offer a Change of Control provision, which will be subject to a separate agreement. The Employee shall not have any entitlement thereto. Currently, the Employee is entitled to EC Change of Control clause for all past and future Long Term Incentives (LTIs).

§8 Betriebliche Altersvorsorge	Section 8 Company Pension Scheme

QIAGEN zahlt Herrn Viola einen Betrag in Höhe von EUR 16,981.13 brutto p.a. als Ausgleich für die betriebliche Altersvorsorge. QIAGEN wird im Gegenzug keine weiteren Zahlungen in den für Herrn Viola bei seinem vorherigen Arbeitgeber der QIAGEN Sciences Inc. eingerichteten US Fidelity Pensionsfond (non-qualifying pension plan) gewähren.	QIAGEN pays Mr. Viola an amount of EUR 16,981,13 gross p.a. as compensation for retirement provisions. In return, QIAGEN will not grant any further payments in the US Fidelity Pension Fund, which is held for Mr. Viola at his previous employer —QIAGEN Sciences Inc.

§9 Reisekosten	Section 9 Travel Expenses

Es sind die Reiserichtlinien der QIAGEN GmbH in der jeweils gültigen Fassung—nachzulesen im Handbuch der weltweit gültigen Richtlinien—zu beachten. Die EC-Reiserichtlinien finden auf Herrn Viola Anwendung.	Travel policies of QIAGEN GmbH as amended—to be found in the Manual of Globally Applicable Policies—shall be observed. The EC travel policies should apply to Mr. Viola.

§10 Versicherungen	Section 10 Insurances

(1) QIAGEN bezieht Herrn Viola in die bestehende Gruppenunfallversicherung ein. Die Versicherungssumme für den Todesfall beträgt EUR 250.000,—, für den Fall der Invalidität EUR 750.000,—.	(1) QIAGEN will include Mr. Viola into the existing group accident insurance. The insurance sum in case of death amounts to EUR 250,000.00, in case of disability EUR 750,000.00.

(2)   Bezugsberechtigt aus der Versicherung ist im Invaliditätsfall Herr Viola, im Todesfall die von Herrn Viola bestimmte Person; falls keine Person bestimmt wurde, der Ehepartner bzw. der eingetragene Lebenspartner, im Übrigen die sonstigen gesetzlichen Erben.

(2)   In case of disability, Mr. Viola shall be the entitled recipient for payments from the insurance, in case of death the person designated by Mr. Viola; should no person be designated, the spouse or the registered partner and apart from that, the other legal heirs.

§11 Verschwiegenheitspflicht	Section 11 Confidentiality Obligation

(1)   Herr Viola verpflichtet sich, über alle vertraulichen Angelegenheiten und Vorgänge aus dem Arbeitsverhältnis, insbesondere über Geschäfts- und Betriebsgeheimnisse, die ihm im Rahmen seiner Tätigkeit zur Kenntnis gelangen, sowohl während seiner Tätigkeit als auch nach seinem Ausscheiden aus dem Arbeitsverhältnis — soweit er hierdurch nicht in seinem beruflichen Fortkommen gehindert wird — Stillschweigen zu bewahren. Die Verschwiegenheitsverpflichtung bezieht sich auch auf die getroffene Entgeltvereinbarung. Diese Verschwiegenheitspflicht gilt auch für mit der QIAGEN verbundene Unternehmen, soweit Herr Viola auch für diese tätig wird.

(1)   Mr. Viola undertakes to keep secret all confidential matters and procedures within the employment relationship, in particular regarding commercial and business secrets made known to him in the course of his work, both during his work and after the termination of the employment relationship to the extent this does not impair his professional advancement. The confidentiality obligation shall also concern the remuneration agreement entered into. This confidentiality obligation also applies to associated companies of QIAGEN to the extent Mr. Viola also works for them.

(2)   Die vorstehenden Verschwiegenheitsverpflichtungen gelten nicht nur gegenüber außerbetrieblichen Dritten, sondern auch gegenüber anderen Mitarbeitern von QIAGEN, soweit diese nicht durch ihre dienstliche Tätigkeit zur Entgegennahme entsprechender Mitteilungen befugt sind.

(2)   The above confidentiality obligations do not only apply towards external third parties but also towards other employees of QIAGEN to the extent they are not entitled to receive such information due to their work assignments.

(3) Die gesetzlichen Bestimmungen über Datenschutz und Datensicherheit sind zu beachten.	(3) The legal provisions regarding data privacy and data protection shall be observed.

(4) Im Übrigen gelten die Bedingungen der QIAGEN Confidentiality Policy.	(4) Apart from that, the conditions of the QIAGEN Confidentiality Policy shall apply.

§12 Urlaub	Section 12 Leave

(1)   Herr Viola hat einen jährlichen Urlaubsanspruch von insgesamt 30 Arbeitstagen. Dieser setzt sich aus einem gesetzlichen Urlaubsanspruch von kalenderjährlich 20 Arbeitstagen (ausgehend von einer 5-Tage-Woche, montags bis freitags) und einem übergesetzlichem Urlaubsanspruch von 10 Arbeitstagen zusammen. Im Ein-und Austrittsjahr wird dem Mitarbeiter der übergesetzliche Urlaubsanspruch zeitanteilig gewährt. Der Mitarbeiter erhält 15 Urlaubstage für das Jahr 2017.

(1)   Mr. Viola shall have an annual entitlement to leave of 30 working days in total. Such leave shall consist of a legal leave entitlement of 20 working days per calendar year (presuming a 5-day week, Monday to Friday) and an extra-statutory leave entitlement of 10 working days. In the year of joining and the year of departure, the Employee shall be granted the extra-statutory leave entitlement pro rata temporis. The Employee shall receive 15 paid holidays for 2017.

(2)   Eine Übertragung des übergesetzlichen Urlaubsanspruchs auf das folgende Kalenderjahr ist nur statthaft, wenn dringende betriebliche oder in der Person des Herrn Viola liegende Gründe eine Übertragung erforderlich machen. Im Fall der Übertragung muss dieser übergesetzliche Urlaubsanspruch in den ersten drei Monaten des nachfolgenden Kalenderjahres gewährt und genommen werden. Ansonsten verfällt dieser mit Ablauf des 31. März des nachfolgenden Kalenderjahres auch dann, wenn er wegen Arbeitsunfähigkeit von Herrn Viola nicht genommen werden konnte. Eine Abgeltung des übergesetzlichen Urlaubsanspruchs ist ausgeschlossen. Gesetzliche Urlaubsansprüche verfallen bei durchgehender Arbeitsunfähigkeit spätestens 15 Monate nach Ende des jeweiligen Urlaubsjahres und sind bei einer späteren Beendigung des Arbeitsverhältnisses nicht abzugelten.

(2)   Any transfer of the extra-statutory leave entitlement to the following calendar year is only permissible if urgent operational reasons or reasons regarding the person of Mr. Viola make a transfer necessary. In case of transfer, this extra-statutory leave entitlement has to be granted and used within the first three months of the following calendar year. Otherwise, such entitlement shall lapse upon expiry of 31 March of the following calendar year, even if it could not be used due to Mr. Viola’s inability to work. Any monetary compensation for the extra-statutory leave entitlement shall be excluded. In case of continuous inability to work, legal leave entitlements shall lapse no later than 15 months after the end of the respective leave year and cannot be compensated for with a later termination of the employment relationship.

(3) Der gesamte Urlaub muss im laufenden Kalenderjahr nach Maßgabe der gesetzlichen Bestimmungen gewährt und genommen werden und ist mit dem Vorgesetzten im Voraus abzustimmen.	(3) The entire leave shall be granted and used during the current calendar year based upon the legal provisions and shall be coordinated with the respective superior in advance.

(4)   Die Parteien sind sich einig darüber, dass QIAGEN zunächst den gesetzlichen Urlaubsanspruch des Mitarbeiters erfüllt. QIAGEN bleibt berechtigt, bei Vorliegen betrieblicher Erfordernisse und unter Berücksichtigung der Belange von Herrn Viola die Lage des Urlaubs auch einseitig festzulegen.

(4)   The Parties agree that QIAGEN will first fulfil the Employee’s statutory leave entitlement. QIAGEN shall reserve the right to determine the leave unilaterally if operational requirements exist and taking into consideration the matters of Mr. Viola.

(5)   Ist im Zeitpunkt der Kündigung des Arbeitsverhältnisses der Urlaubsanspruch noch nicht erfüllt, so ist der Urlaub, soweit dies unter Berücksichtigung betrieblicher Interessen möglich ist, während der Kündigungsfrist zu nehmen und zu gewähren.

(5)   If at the point in time of the termination of the employment relationship, the leave entitlement has not been fulfilled yet, the leave, to the extent possible taking into consideration operational interests, shall be used and granted during the notice period.

(6)   Hat Herr Viola im Zeitpunkt des Ausscheidens mehr Urlaub erhalten, als ihm zustand, so hat er das entsprechende Urlaubsentgelt zurückzuzahlen. Dies gilt nicht für den gesetzlichen Mindesturlaub, wenn die Überzahlung darauf beruht, dass der Arbeitnehmer nach erfüllter Wartezeit in der ersten Hälfte des Kalenderjahres aus dem Arbeitsverhältnis ausscheidet.

(6)   If Mr. Viola received more leave than he was entitled to at the point in time of retirement from the Company, he shall repay the corresponding leave remuneration. This does not apply to the legal minimum leave if the overpayment is due to the Employee withdrawing from the employment contract after having complied with the waiting period in the first half of the calendar year.

(7) Im Übrigen gelten die Bestimmungen des BUrIG.	(7) Apart from that, the provisions of the BUrIG [German Federal Leave Act] shall apply.

§13 Arbeitsverhinderung	Section 13 Prevention from Work

(1)   Herr Viola ist verpflichtet, QIAGEN jede Arbeitsverhinderung, insbesondere jede Arbeitsunfähigkeit und ihre voraussichtliche Dauer unverzüglich vor dem eigentlichen Arbeitsbeginn mitzuteilen. Auf Verlangen sind die Gründe der Arbeitsverhinderung mitzuteilen Bei anstehenden Terminsachen hat Herr Viola auf vordringlich zu erledigende Arbeiten hinzuweisen.

(1)   Mr. Viola shall be obliged to inform QIAGEN of each instance of prevention from work, in particular each inability to work and the expected duration thereof immediately before actual start of work. Upon request, the reasons for the prevention from work shall be provided. In case of upcoming appointments, Mr. Viola shall point out urgent work to be carried out.

(2)   Dauert die Arbeitsunfähigkeit länger als 3 Kalendertage, hat Herr Viola eine ärztliche Bescheinigung über das Bestehen der Arbeitsunfähigkeit sowie deren voraussichtliche Dauer spätestens an dem darauf folgenden Arbeitstag vorzulegen. Dauert die Arbeitsunfähigkeit länger als in der Bescheinigung angegeben, ist Herr Viola verpflichtet, unverzüglich eine neue ärztliche Bescheinigung vorzulegen.

(2)   If the inability to work lasts longer than 3 calendar days, Mr. Viola shall present a medical attestation on the existence of the inability to work as well as the expected duration thereof on the following working day at the latest. If the inability to work lasts longer than stated in the attestation, Mr. Viola shall be obliged to present a new medical attestation without any delay.

(3)   Wird Herr Viola an der Ausübung seiner Tätigkeit durch Krankheit oder andere von ihm nicht zu vertretende Gründe gehindert, so erhält er für die Dauer eines Jahres, längstens jedoch bis zur Beendigung dieses Vertrages sein Monatsfestgehalt nach Maßgabe der nachstehenden Bestimmungen ausbezahit. Von der 7. bis zur 52. Woche der Erkrankung zahlt die Gesellschaft die Differenz zwischen Krankengeld in gesetzlicher Höhe und letzter Jahresnettogrundvergutung, inklusive 50% des vereinbarten Bonus, netto aus. Darüber hinausgehende Leistungen aus privaten Versicherungen des Mitarbeiters warden nicht angerechnet. Für den Fall einer von dritter Seite verschuldeten Erkrankung tritt Herr Viola sämtliche Ersatzansprüche an die Gesellschaft ab (nicht dagegen Schmerzensgeld).

(3)   If Mr. Viola is prevented from performing his work due to illness or other reasons not caused by him, he shall receive his Fixed Monthly Income for the duration of a year, however, no longer than until the termination of this Contract, based upon the below provisions. From the 7th to the 52nd week of illness, the Company shall pay the difference between sickness benefits in the statutory amount and the last annual net base remuneration including 50% of the agreed bonus; such payment shall be a net payment. Payments from private insurance schemes to the Employee exceeding such amounts shall not be taken into account. In case of an illness caused by a third party, Mr. Viola shall assign all claims for compensation to the Company (however, not damages for pain and suffering).

(4)   Herr Viola ist verpflichtet, QIAGEN unverzüglich eine Bescheinigung über die Bewilligung einer Kur oder eines Heilverfahrens vorzulegen und den Zeitpunkt des Kurantritts mitzuteilen. Die Bescheinigung über die Bewilligung muss Angaben über die voraussichtliche Dauer der Kur enthalten. Dauert die Kur länger als in der Bescheinigung angegeben, so ist Herr Viola verpflichtet, QIAGEN unverzüglich eine weitere entsprechende Bescheinigung vorzulegen.

(4)   Mr. Viola shall be obliged to present QIAGEN with an attestation on the granting of a treatment or a therapy and state the point in time of start of the treatment without any delay. The attestation on the granting has to contain information on the expected duration of the treatment. If the treatment lasts longer than stated in the attestation, Mr. Viola shall be obliged to present QIAGEN with another corresponding attestation without any delay.

§14 Abtretunq	Section 14 Assignment

(1)   Kann Herr Viola aufgrund gesetzlicher Vorschriften von einem Dritten Schadenersatz wegen des Verdienstausfalls beanspruchen, der ihm durch Arbeitsunfähigkeit entstanden ist, so geht dieser Anspruch insoweit auf QIAGEN über, als QIAGEN Herrn Viola das Arbeitsentgelt fortgezahlt und darauf entfallende, von QIAGEN zu tragende Beiträge an die Sozialversicherungen abgeführt hat.

(1)   If Mr. Viola can claim compensation for damages for loss of earnings incurred by him due to inability to work from a third party based upon legal provisions, such claims shall be assigned to QIAGEN to the extent QIAGEN continued the payment of the work remuneration to Mr. Viola and paid contributions to the social insurance system to be borne by QIAGEN.

(2) Herr Viola hat QIAGEN unverzüglich die für die Geltendmachung des Schadensersatzanspruchs erforderlichen Angaben zu machen.	(2) Mr. Viola shall provide QIAGEN with the information necessary to assert the claim for damages without any delay.

§15 Dauer des Anstellungsyertrages	Section 15 Duration of the Employment Contract

(1) Der Anstellungsvertrag wird unbefristet abgeschlossen.	(1) The Employment Contract shall be entered into for an indefinite period.

(2)   Der Anstellungsvertrag ist mit einer Frist von neun Monaten zum Quartalsende beiderseits kündbar. Die Kündigungsfrist verlängert sich entsprechend den gesetzlichen Bestimmungen. Die Verlängerung der Kündigungsfrist für eine Arbeitgeberkündigung hat im gleichen Umfang die Verlängerung der Kündigungsfrist für die Kündigung durch Herrn Viola zur Folge.

(2)   The Employment Contract can be terminated by both parties with a notice of nine months as of the end of a quarter. The notice period shall extent in accordance with the legal provisions. The extension of the notice period for a termination by the Employer shall result in an extension of the notice period for a termination by Mr. Viola to the same extent.

(3) Das Recht zur fristlosen Kündigung aus wichtigem Grund bleibt unberührt.	(3) The right to termination without notice for cause shall remain unaffected.
(4) Jegliche Kündigung bedarf zu ihrer Rechtswirksamkeit der Schriftform.	(4) Each termination shall be in writing in order to be valid.

(5)   QIAGEN ist berechtigt, Herrn Viola mit Ausspruch einer Kündigung — gleichgültig von welcher Seite — unter Fortzahlung der Bezüge und unter Anrechnung sämtlicher Urlaubs- und Freizeitansprüche widerruflich oder unwiderruflich von der Arbeitsleistung freizustellen.

(5)   QIAGEN shall be entitled to exempt Mr. Viola revocably or irrevocably from work performance upon issuing a notice — regardless of by whom — while continuing to pay the remuneration and taking into consideration all leave and time off entitlements.

(6)   Der Anstellungsvertrag endet, ohne dass es einer Kündigung bedarf, mit Ablauf des Kalendermonats, in dem Herr Viola die gesetzliche Regelaltersgrenze für den Rentenbezug (derzeit das 67. Lebensjahr) erreicht.

(6)   The Employment Contract shall end without a termination notice being necessary upon expiry of the calendar month in which Mr. Viola reaches the statutory retirement age for the receipt of retirement benefits (currently the age of 67).

(7)   Abweichend davon endet das Anstellungsverhältnis bei Zugang eines Bescheides der gesetzlichen Rentenversicherung, mit dem eine Rente wegen voller Erwerbsminderung zugesagt wird, mit Ablauf des Vormonats des ersten Zahlmonats laut Rentenbescheid. Gleiches gilt für eine Vollrente aus der gesetzlichen Unfallversicherung.

(7)   In deviation thereof, the employment relationship shall end upon receipt of a confirmation from the legal retirement insurance system assuring a retirement claim due to reduction in earning capacity, upon expiry of the previous month of the first payment month in accordance with the retirement confirmation. The same shall apply to a full pension from the statutory accident insurance.

Das Anstellungsverhältnis endet nicht, wenn nach dem Bescheid des Rentenversicherungsträgers nur eine befristete Rente wegen Erwerbsminderung gewährt wird. In diesem Fall ruhen die Hauptpflichten aus dem Anstellungsverhältnis ab dem Zeitpunkt, der sich aus dem vorhergehenden Absatz ergeben würde, bis zum Ablauf der befristeten Rente, längstens jedoch bis zum Ablauf des Tages, an dem das Anstellungsverhältnis endet.

Herr Viola hat QIAGEN von der Zustellung eines Rentenbescheids unverzüglich zu unterrichten und den Bescheid unverzüglich vorzulegen.

The employment relationship shall not end if after the confirmation from the retirement insurance institute, only a temporary retirement benefit due to reduction in earning capacity is granted. In such case, the main obligations under the employment relationship shall be dormant as of the point in time which would result from the above paragraph until expiry of the temporary retirement benefit, however, until the expiry of the date on which the employment relationship ends at the latest.

Mr. Viola shall inform QIAGEN of the receipt of a retirement confirmation without any delay and present such confirmation immediately.

§16 Arbeitnehmererfindungen	Section 16 Inventions of the Employee

Für schutzfähige technische Erfindungen und qualifizierte technische Verbesserungs-vorschläge (§§ 2, 3, 20 Abs. 1 ArbnErfG) gilt das Gesetz über Arbeitnehmererfindung in der jeweils gültigen Fassung.	For protectable technical inventions and qualified technical suggestions for improvement (Sections 2, 3, 20 Para. 1 ArbnErfG [Act on Employee Inventions], the Act on Employee Ingestions shall be applicable as amended.

§17 Rückgabe von Geschäftsunterlagen	Section 17 Return of Business Documents

(1)   Alle Geschäfts- und Arbeitsunterlagen, gleich welcher Art, einschließlich EDV- Programmen u. ä., bleiben Eigentum von QIAGEN. Die Mitnahme aus dem Betrieb ist nur mit Zustimmung des Vorgesetzten erlaubt.

(1)   All business and work-related documents, regardless of the type thereof, including IT programs and the like, shall remain the property of QIAGEN. Removing them from the Company shall only be permissible with the superior’s approval.

(2) Die Geschäftsunterlagen sind, ebenso wie etwaige Abschriften, Duplikate usw., jederzeit auf Verlangen oder bei Beendigung des Anstellungsverhältnisses zurückzugeben.	(2) The business documents, as well as any copies, duplicates etc., shall be returned upon request at any time or upon termination of the employment relationship.

(3) Ein Zurückbehaltungsrecht des Herrn Viola ist ausgeschlossen.	(3) Any right of retention of Mr. Viola shall be excluded.

§18 Personenbezogene Daten / Einwilligunq gem. § 4a BDSG	Section 18 Personal Data / Consent under Section 4a BDSG [Federal Data Protection Act]

Herr Viola erklärt sich damit einverstanden, dass seine personenbezogenen Daten für die Zwecke dieses Vertrages automatisch erhoben, gespeichert, verarbeitet und genutzt werden. Diese Einwilligung bezieht sich auf die Erhebung, Speicherung, Verarbeitung und Nutzung durch Dritte, die im Auftrag für QIAGEN oder selbstandig für QIAGEN handeln. Dies gilt auch dann, wenn diese Dritten ihren Sitz im Ausland haben und von QIAGEN auf die Einhaltung der Bestimmungen des Bundesdatenschutzgesetzes (BDSG) verpflichtet wurden. Soweit ein berechtigtes Interesse des Arbeitgebers an der Speicherung der Daten nicht mehr besteht, kann Herr Viola die Löschung dieser Daten jederzeit verlangen. Darüber hinaus können personenbezogene bzw. personenbeziehbare Daten innerhalb des QIAGEN-Konzerns anlassbezogen und soweit administrativ erforderlich unter Wahrung der datenschutzrechtlichen Bestimmungen unter den internationalen Konzerngesellschaften ausgetauscht werden.	Mr. Viola declares his consent to his personal data being automatically collected, saved, processed and used for the purposes of this Contract. This consent concerns the collection, saving, processing and using by third parties acting on behalf of QIAGEN or independently for QIAGEN. This shall also apply if such third parties are domiciled abroad and were obliged by QIAGEN to comply with the provisions of the Federal Data Protection Act [Bundesdatenschutzgesetz, BDSG). To the extent, the Employer ceases to have any reasonable interest in saving the data, Mr. Viola can demand deletion of such data at any time. Furthermore, personal data or data traceable to persons can be exchanged within the QIAGEN Group among the international group companies in certain occasions and to the extent necessary for administrative purposes complying with provisions on data protection.

§19 Verfallfrist	Section 19 Expiry Period

(1)   Die in den Absätzen 2 bis 4 normierten Ausschlussfristen gelten nicht für Zahlungsansprüche des Mitarbeiters, die während eines Kündiqunqsschutzprozesses fällig werden und von dessen Ausgang abhängen. Für diese Ansprüche beginnt die Verfallfrist von drei Monaten nach rechtskräftiger Beendigung des Kündigungsschutzverfahrens. § 202 BGB und § 309 Nr. 7 BGB sowie § 77 Abs. 4 S. 4 BetrVG finden ebenfalls Anwendung. Ebenso wenig gelten die nachfolgend normierten Ausschlussfristen, soweit sie gesetzliche Mindestentgelte (z.B. nach dem MiLoG oder dem AEntG) betreffen.

(1)   The preclusive periods set forth in Paragraphs 2 to 4 do not apply to payment claims of the Employee becoming due during proceedings against unjust dismissal and depending on the outcome thereof. For these claims, the expiry period of three months shall start after the legally binding conclusion of proceedings against unjust dismissal. Section 202 and Section 309 No. 7 of the BGB [German Civil Code] as well as Section 77 Para. 4 Page. 4 of the BetrVG shall also apply. The preclusive periods set forth hereinafter shall not be applicable either to the extent they concern legal minimum remunerations (e.g. under the MiLoG [German Minimum Wage Act] or AEntG [German Act on Posting of Workers].

(2)   Sämtliche sonstigen, mit Ausnahme der in Absatz 1 aufgeführten, Ansprüche aus und im Zusammenhang mit dem Arbeitsverhältnis verfallen, sofern sie der Anspruchsgläubiger nicht binnen einer Frist von drei Monaten nach Fälligkeit gegenüber der anderen Partei in Textform geltend macht. Hiervon ausgenommen sind Ansprüche aus Vorsatzhaftung.

(2)   All other claims, with the exception of the ones set forth in Paragraph 1, arising from and in connection with the employment relationship shall lapse if the party entitled thereto does not assert them against the other party in writing within a period of three months after becoming due. Claims from intentional wrongdoing shall be excluded herefrom.

(3) Lehnt die Gegenseite den Anspruch nach rechtzeitiger Geltendmachung ab, so verfällt er, wenn er nicht innerhalb von drei Monaten nach Zugang der Ablehnung gerichtlich geltend gemacht wird.	(3) If the counterparty rejects the claim after timely assertion, it shall lapse if it is not asserted by judicial process within three months of receipt of the rejection.

(4)   Erklärt sich die Gegenseite nach (4) rechtzeitiger Geltendmachung nicht innerhalb von zwei Wochen in Textform zu dem Anspruch, so verfällt er, wenn er nicht innerhalb von drei Monaten nach Ablauf der Zwei-Wochen-Frist gerichtlich geltend gemacht wird.

(4)   If the counterparty does not provide any written statement on the claim within two weeks of timely assertion, it shall lapse if it is not asserted by judicial process within three months after expiry of the two-week period.

§ 20 Vertragliches Wettbewerbsverbot	Section 20 Contractual Prohibition of Competition

Während der Dauer dieses Vertrages ist es Herrn Viola ohne ausdrückliche Zustimmung von QIAGEN nicht gestattet, in selbstständiger, unselbstständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, welches mit der Firma in direktem oder indirektem Wettbewerb steht. Herr Viola verpflichtet sich, ein solches Unternehmen weder unmittelbar noch mittelbar, gelegentlich oder gewerbsmäßig zu beraten, in irgendeiner Form zu unterstützen, zu errichten, zu erwerben oder sich daran zu beteiligen, es sei denn, der Anteilsbesitz ermöglicht keinen Einfluss auf die Organe des betreffenden Unternehmens.	For the duration of this Contract, Mr. Viola shall not be allowed to perform work, as a freelancer, employee or otherwise, for a company directly or indirectly competing with the Company without the explicit approval of QIAGEN. Mr. Viola undertakes to restrain from advising, supporting, establishing, acquiring or participating in such a company, either directly or indirectly, occasionally or commercially to the extent any shareholding does not enable him to influence the bodies of the company in question.

§21 Rückkehr in die USA/Kanada	Section 21 Relocation to USA/Canada

Sollte der Anstellungsvertrag mit Herrn Viola seitens der QIAGEN GmbH aus betrieblichen Gründen gekündigt werden und Herr Viola sich für eine Rückkehr in die USA/Kanada entscheiden, so zahlt QIAGEN folgende Umzugsleistungen:	Should Mr. Viola’s employment contract be terminated by QIAGEN GmbH due to business operations and Mr. Viola elect to return to USA/Canada, QIAGEN shall pay for the following relocation benefits:

Persönliche Gegenstände:

QIAGEN stellt Herrn Viola einen 40 Fuß langen Container für den Versand der persönlichen Gegenstände aus Deutschland in die USA oder Kanada (inklusive professioneller Unterstützung beim Verpacken und Auspacken)

Personal goods:

QIAGEN will provide Mr. Viola with a 40 feet long container for the shipment of his personal belongings from Germany to the US or Canada (including professional support for packing and unpacking)

Reisekosten für die Familie:

QIAGEN übernimmt für Herrn Viola und seine Familie die Reisekosten von Deutschland zurück in die USA oder Kanada gemäß den aktuell gültigen Reiserichtlinien.

Eine Übernahme der Umzugsleistungen entfällt, sofern die Rückkehr auf einer Eigenkündigung des Herrn Viola oder aber auf einer berechtigten Kündigung seitens QIAGEN beruht.

Family Travel:

Transportation from Germany to the USA or Canada for Mr. Viola and his family according to the travel guidelines of the Company.

There is no transfer of the relocation costs, if the return is based on a personal termination of the German contract by Mr. Viola or on a justified termination by QIAGEN.

§ 22 Schlussbestimmunq	Section 22 Final Provision

(1)   Herr Viola wird QIAGEN alle Änderungen über die Angaben zu seiner Person, soweit sie für den Anstellungsvertrag von Bedeutung sind, unverzüglich mitteilen. Er versichert, unter der jeweils angegebenen Adresse postalisch erreichbar zu sein und QIAGEN Änderungen der Zustelladresse unverzüglich in Textform mitzuteilen. Aus der Nichtbeachtung dieser Verpflichtung entstehende Nachteile gehen zu Lasten des Mitarbeiters.

(1)   Mr. Viola shall inform QIAGEN of all changes of his personal data to the extent they are of importance for the Employment Contract without any delay. He assures to be contactable by post at the respective address designated and to inform QIAGEN of changes of the delivery address in writing without any delay. Any disadvantages resulting from the non-observance of this obligation shall be at the expense of the Employee.

(2)   Die geschäftlichen Verhaltensprinzipien und Grundsätze — „Corporate Code of Conduct and Ethics” — deren Inhalte im Handbuch der weltweit gültigen Richtlinien — „Compliance- Employee-Handbook” geregelt sind, sind in ihrer jeweils gültigen Fassung Bestandteil des Anstellungsverhältnisses. Dies gilt auch dann, wenn die Regelungen des Anstellungsverhältnisses günstiger sind.

(2)   The corporate guidelines and principles of conduct — “Corporate Code of Conduct and Ethics” — the contents of which are governed in the Manual of Globally Applicable Policies — “Compliance-Employee-Handbook”, as amended, are part of the Employment Relationship. This shall also apply if the regulations of the Employment Relationship are more favourable.

(3)   Ergänzend zu diesem Anstellungsvertrag kann nach Beendigung der Probezeit eine schriftliche Übertragung von Unternehmerpflichten, die sich aus dem Zusammenhang der von Herrn Viola ausgeübten und arbeitsvertraglich geschuldeten Tätigkeit ergeben — z.B. aus dem Arbeitsschutzgesetz (ArbSchG) — durchgeführt werden.

(3)   In addition to this Employment Contract a written transfer of entrepreneurial duties arising in connection to the activity carried out by Mr. Viola and due under the Employment Contract — e.g. based upon the Arbeitsschutzgesetz (ArbSchG) [German Labour Protection Act] — can be performed.

(4)   Die vorstehenden Regelungen bleiben – soweit keine anderweitigen schriftlichen Vereinbarungen getroffen werden — auch dann wirksam, wenn eine Änderung des Entgelts oder der Tätigkeit erfolgt. Dieser Anstellungsvertrag ersetzt alle eventuellen vorherigen Vereinbarungen zwischen den Vertragsparteien über das Anstellungsverhältnis.

(4)   The above provisions shall remain valid — to the extent no other written agreements have been entered into — even if the remuneration or work duty are changed. This Employment Contract shall replace any previous agreements between the Contractual Parties regarding the Employment Relationship.

(5)   Jede Änderung oder Ergänzung dieses Anstellungsvertrages, die nicht durch eine individuelle Vereinbarung der Vertragsparteien erfolgt, bedarf zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für die Aufhebung dieses Schriftformerfordernisses.

(5)   All changes or additions of this Employment Contract not carried out by an individual agreement between the Contractual Parties shall be in writing in order to be valid. This shall also apply to any waiver of this written form requirement.

(6)   Sollte eine Bestimmung dieses Vertrages unwirksam sein oder werden, so wird die Wirksamkeit der übrigen Regelungen hierdurch nicht berührt. Die Parteien verpflichten sich, anstelle der unwirksamen Bestimmung eine Regelung zu treffen, die wirtschaftlich der unwirksamen am nächsten kommt. Entsprechendes gilt im Falle einer Lücke oder falls einzelne Regelungen undurchführbar sein oder werden sollten.

(6)   If a provision of this Contract is or becomes invalid, this shall not affect the validity of the remaining provisions. The Parties undertake to replace the invalid provision with a provision coming closest to the invalid provision in terms of its economic purpose. The same shall apply in case of a gap or if individual provisions are or become unenforceable.

(7) Es gilt deutsches Arbeitsrecht.	(7) German labour legislation shall apply.

Hilden, den 15. März 2017 QIAGEN GmbH

/s/ Peer M. Schatz Peer M. Schatz CEO	/s/ Jean-Pascal Viola Jean-Pascal Viola

/s/ Dr. Thomas Schweins Dr. Thomas Schweins Sen. Vice President Head of BA Life Sciences and Human Resources

QIAGEN

NON-COMPETITION AGREEMENT

In consideration of and as a condition of the compensation and other benefits of my employment by QIAGEN (“QIAGEN” or “the Company”) and in consideration of other valuable consideration I agree as follows:

COMPETITIVE ACTIVITY

I shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the period of my employment by the Company and for a period of one (1) year following termination of my employment, regardless of how, when or why my employment ends, engage in or contribute my knowledge to or invest in any business that is engaged in any work or activity that involves a product, process, service or development which is then competitive with and the same as or similar to a product, process, service or development on which I worked or with respect to which I had access to Confidential Information while with the Company and I will not accept employment or consulting activities for a company or organization in direct competition with QIAGEN in an area that covers more than 5% of QIAGEN’s revenues. This includes but is not limited to the following companies and their respective affiliates: Abbott, Agilent, Alere, Becton Dickinson, BioMerieux, BioRad, Cepheid, Danaher, Diasorin, GenomicHealth, Hologic, IDEXX, Illumina, Luminex, Macherey und Nagel, Merck-Sigma-Millipore, Myriad Genetics, Philips, Promega, Quidel, Roche, Siemens, Sysmex, and ThermoFisher. I understand that I may seek permission from the Company to engage in such proposed work or activity, provided that the Company’s decision to authorize such work must be in writing and signed by an officer. Such consent, if any, will be provided only upon clear and convincing written evidence, including assurances from me and my new employer, that the fulfillment of my duties in such proposed work or activity would not cause me to disclose, base judgments upon, or use any Confidential Information, including information relating to the identity of or products supplied to or purchased from the customers or suppliers of the Company. No such consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

Following termination of my employment for any reason I agree to advise the Company of my new employer, work location and job responsibilities within ten days after accepting new employment. I further agree to keep the Company so advised of any change in my employment for one (1) year following termination or my employment with the Company.

I agree that while employed by the Company and for a period of one (1) year following termination of employment, regardless of how, when or why my employment ends, I shall not in any manner or in any capacity, directly or indirectly, for myself or any other person or entity, (a) attempt to solicit or solicit any customer or potential customer of the Company for the purpose of selling any products competitive with products sold by the Company, or otherwise interfere with or take away any customer or potential customer of the Company or the business of any such customer or potential customer; or (b) attempt to interfere or interfere with the Company’s relationship with any customer or supplier of the Company. The term “customer” shall mean any person or entity to whom the Company has sold any products (a) in the case of on-going employment, during the twenty-four (24) calendar months immediately preceding any dispute under this paragraph and, (b) in the case of employment

1

having ended, the twenty-four (24) calendar months preceding termination of employment. The term “potential customer’ shall mean any person or entity who, during the applicable twenty-four (24) month period described above has (a) been involved in discussions or negotiations with the Company for products sold by the Company; (b) initiated contact with the Company in order to obtain information regarding products sold by the Company; (c) been the subject of repeated personal contacts by me and/or any other Company employee for purposes of soliciting business for the Company; or (d) been the subject of the Company’s efforts to gather, learn or evaluate information which may help the Company obtain any future order from such person or entity.

For a period of one (1) year after my termination of employment for any or no reason, with or without cause, I will not, directly or indirectly, hire or attempt to hire any employee, consultant agent or other representative of the Company.

This Agreement is signed in duplicate, as of March 15th 2017.

Employee	QIAGEN GmbH, Hilden

/s/ Jean-Pascal Viola	/s/ Peer M. Schatz
Jean-Pascal Viola	Peer M. Schatz
CEO

2

ÄNDERUNG DES ANSTELLUNGSVERTRAGES VOM 15. März 2017 Zwischen der QIAGEN GmbH QIAGEN Str. 1; 40724 Hilden — nachfolgend QIAGEN genannt —

AMENDMENTS TO THE EMPLOYMENT

CONTRACT OF

March 15, 2017

The following amendments to the employment contract of March 15, 2017, have been concluded between

QIAGEN GmbH

QIAGEN Str. 1; 40724 Hilden

— hereinafter referred to as QIAGEN —

und	and

Herrn Jean-Pascal Viola [Adresse] werden folgende Änderungen des Anstel-lungsvertrages vom 15. März 2017 vereinbart:	Mr. Jean-Pascal Viola [Address]

§1 Beqinn des Anstellunqsverhaltnisses	§1 Start of Employment Relationship

(1) Herr Viola beginnt seine Tätigkeit nicht wie zunächst vereinbart zum 1. Juli 2017, sondern erst zum 1. August 2017.	(2) Mr. Viola shall commence his employment relationship with QIAGEN on August 1, 2017, and not on July 1, 2017, as originally agreed.

§12 Urlaub	§ 12 Vacation

(1)   Herr Viola hat einen jährlichen Urlaubs-anspruch von insgesamt 30 Arbeits-tagen. Dieser setzt sich aus einem gesetzlichen Urlaubsanspruch von kalenderjahrlich 20 Arbeitstagen (aus-gehend von einer 5-Tage-Woche, montags bis freitags) und einem über-gesetzlichen Urlaubsanspruch von 10 Arbeitstagen zusammen. Im Einund Austrittsjahr wird dem Mitarbeiter der übergesetzliche Urlaubsanspruch zeitanteilig gewährt. Der Mitarbeiter erhält für das Jahr 2017 unter Anrechnung seines bei seinem Vorarbeitgeber (QIAGEN Inc.) erworbenen und noch nicht Anspruch genommenen Urlaubsanspruchs insgesamt 20 Ur-laubstage bei einer Arbeitsaufnahme zum 01. August 2017.

(2)   Mr. Viola shall be entitled to a total of 30 vacation days each year. This is based on a statutory vacation entitlement of 20 working days per calendar year (based on a 5-day work week, Monday through Friday) plus a vacation entitlement of 10 working days, which exceeds the statutory entitlement. Vacation entitlement exceeding the statutory entitlement shall be granted on a pro rata basis for the year the employee joins or leaves the company. For the year 2017, with an employment start date of August 1, 2017, the employee shall receive a total of 20 vacation days, taking into account the vacation entitlement granted by his previous employer (QIAGEN Inc.) which has not yet been taken.

Alle anderen Vertragsbestandteile des Anstellungsvertrages vom 15. Marz 2017 einschließlich alter Ergänzungen und Zusätze hierauf behalten unverändert ihre Gültigkeit.	All other contractual components of the employment contract from March 15, 2017, including all amendments and additions hereupon, retain their validity.

Hilden, den 13. Juni 2017	Hilden, June 13, 2017

QIAGEM GmbH

/s/ ppa. Dr. Thomas Schweins	/s/ Jean-Pascal Viola
ppa. Dr. Thomas Schweins	Jean-Pascal Viola
Sen. Vice President
Head of Life Science BA & HR

/s/ i.V. Daniel Gyr
i.V. Daniel Gyr
HR Director

Seite 2 von 2	Page 2 of 2

2. ÄNDERUNG DES ANSTELLUNGSVERTRAGES VOM 15. März 2017 Zwischen der QIAGEN GmbH QIAGEN Str. 1; 40724 Hilden — nachfolgend QIAGEN genannt —

2. AMENDMENT TO THE EMPLOYMENT

CONTRACT OF

March 15, 2017

The following amendments to the employment contract of March 15, 2017, have been concluded between

QIAGEN GmbH

QIAGEN Str. 1; 40724 Hilden

— hereinafter referred to as QIAGEN —

und	and

Herrn Jean-Pascal Viola [Adresse] werden folgende Änderungen des Anstel-lungsvertrages vom 15. März 2017 vereinbart:	Mr. Jean-Pascal Viola [Address]

Präambel	Preamble

Herr Viola ist bei der Gesellschaft auf Grundlage eines Anstellungsvertrages vom 15. Marz 2017 beschäftigt. Die Parteien sind sich darüber einig, dass Herr Viola auf Wunsch der QIAGEN GmbH einen Teil seiner Arbeitszeit ab dem 01. November 2017 bei der QIAGEN N.V. in den Niederlanden erbringen soll und bei Letzterer zu diesem Zweck auf Teilzeitbasis angestellt wird. Die Vergütung von Herrn Viola soll ab dem 01.11.2017 entsprechend der vereinbarten Arbeitszeitanteile jeweils von der QIAGEN GmbH und der QIAGEN N.V. bezahlt werden.	Mr. Viola is employed by the company on the basis of an employment contract dated March, 15th 2017. The parties agree — at the request of QIAGEN GmbH —, that Mr. Viola will perform part of his working hours at QIAGEN N.V. in the Netherlands — starting November, 1st 2017 — and the latter is employed on a part-time basis for this purpose. The remuneration of Mr. Viola is to be paid by QIAGEN GmbH and QIAGEN N.V. according to the agreed working time.

Vor diesem Hintergrund werden folgende ab dem 01.11.2017 gültige Änderungen des Anstellungsvertrages vom 15. März 2017 vereinbart:	Against this background, the following amendments to the employment contract dated March 15th, 2017, valid from November 1st, 2017, are hereby agreed:

§3 Arbeitseinsatz, Arbeitsort und erste Tätigkeitsstätte	Section 3 Assignment, Place of Work and Primary Workplace

(1)   Ab dem 1. November 2017 beträgt die regelmäßige wöchentliche Arbeitszeit von Herrn Viola 32 Stunden. Die Arbeitswoche des Mitarbeiters umfasst somit 4 Arbeitstage a 8 Stunden.

Dauer und Lage der täglichen Arbeitszeit richten sich nach den betrieblichen Erfordernissen. Dem Arbeitgeber steht insoweit ein Weisungsrecht nach § 106 GewO zu.

(1)   Starting from November, 1st 2017 the regular weekly working time shall amount to 32.0 hours (four-day week / 8 hours a day).

The duration and location of the daily working time shall be based upon the operational requirements. In this respect, the Employer shall be entitled to a right of instruction under Section 106 GewO.

§5 Vergütung	Section 5 Remuneration

(1)   Herr Viola erhält ein Jahresfestentgelt in Höhe von EUR 193,773.60 brutto (im folgenden „Jahresfestentgelt”), das in zwölf gleichen Monatsraten als Monatsfestentgelt in Höhe von EUR 16,147,80 brutto (im folgenden „Monatsfestentgelt”) ausgezahlt wird.

(1)   Mr. Viola shall receive a fixed annual gross remuneration of EUR 193,773.60 (hereinafter referred to as “Fixed Annual Remuneration”) to be paid out in twelve equal monthly instalments as fixed monthly gross remuneration of EUR 16,147.80 (hereinafter referred to as “Fixed Monthly Remuneration”).

(2)   Zusätzlich zum Jahresfestentgelt wird Herrn Viola die Möglichkeit gegeben, eine variable Vergütung (Bonus) zu erzielen, die von der Erreichung unternehmerischer und persönlicher Ziele (Bonussplit) abhängig ist. Als Bonussplit gelten 75% unternehmerische und 25% persönliche Ziele als vereinbart.

(2)   In addition to the Fixed Annual Remuneration, Mr. Viola will be given the opportunity to earn a variable remuneration (bonus) depending on the achievement of corporate and personal targets (bonus split). 75% of corporate and 25% of personal targets shall be agreed upon as bonus split.

Bei jeweils 100% Zielerreichung der unternehmerischen und persönlichen Ziele wird die variable Vergütung 50% des Jahresfestentgelts bzw. EUR 96,886.80 brutto (Bonus) jährlich betragen. Die Milestones zur Zielerreichung werden kalenderjährlich neu definiert und festgelegt. Die Auszahlung erfolgt spätestens mit der März-Entgeltabrechnung des Folgejahres. Im Jahre des Eintritts bzw. bei Versetzungen wird der Bonus anteilig gezahlt.

Upon achievement of 100% of both corporate and personal targets, the variable remuneration shall amount to 50% of the Fixed Annual Remuneration or EUR 96,886,80 gross (bonus) annually. The milestones for target achievement shall be redefined and re-determined each calendar year. Pay-out shall take place no later than with the March payment of the following year. In the year of joining or in case of relocations, the bonus shall be paid proportionately.

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§12 Urlaub	Section 12 Leave

(1)   Herr Viola hat einen jährlichen Urlaubsanspruch von insgesamt 24 Arbeitstagen. Dieser setzt sich aus einem gesetzlichen Urlaubsanspruch von kalenderjährlich 16 Arbeitstagen (ausgehend von einer 4-Tage-Woche, montags bis freitags) und einem ubergesetzlichem Urlaubsanspruch von 8 Arbeitstagen zusammen. Im Ein-und Austrittsjahr wird dem Mitarbeiter der übergesetzliche Urlaubsanspruch zeitanteilig gewährt. Der Mitarbeiter erhält 19 Urlaubstage für das Jahr 2017.

(1)   Mr. Viola shall have an annual entitlement to leave of 24 working days in total. Such leave shall consist of a legal leave entitlement of 16 working days per calendar year (presuming a 4-day week, Monday to Friday) and an extra-statutory leave entitlement of 8 working days. In the year of joining and the year of departure, the Employee shall be granted the extra-statutory leave entitlement pro rata temporis. The Employee shall receive 19 paid holidays for 2017.

Alle anderen Vertragsbestandteile des Anstellungsvertrages vom 15. März 2017 einschließlich aller Ergänzungen und Zusätze hierauf behalten unverändert ihre Gültigkeit.	All other contractual components of the employment contract from March 15, 2017, including all amendments and additions hereupon, retain their validity.

Hilden, den . 4. Oktober 2017	Hilden, October, 4th 2017

QIAGEM GmbH

/s/ ppa. Dr. Thomas Schweins	/s/ Jean-Pascal Viola
ppa. Dr. Thomas Schweins	Jean-Pascal Viola
Sen. Vice President
Head of Life Science BA & HR

/s/ i.V. Daniel Gyr
i.V. Daniel Gyr
HR Director

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Supplementary Agreement

to the employment contract

of March, 15th, 2017

concluded between

QIAGEN GmbH

QIAGEN Str. 1; 40724 Hilden

— hereinafter referred to as QIAGEN —

and

Mr. Jean-Pascal Viola

Pursuant to § 7 of the employment contract of March, 15th, 2017, the parties agree as follows by way of supplement:

Change of Control

(1) Definition of change of control

A “change of control” is considered to have occurred:

a. (i) in the event of a sale, lease, exchange or other transfer of all or essentially all of the assets of QIAGEN N.V. through a legal transaction or a series of legal transactions, with the exception of such transfers of the type referred to above whose result leads to the company, directly or indirectly, holding 50% or more of the voting rights in the company or companies to which the relevant assets are being transferred, or having the power to dictate the exercise of 50% or more of the voting rights in such companies, specifically in each case including contractual powers (through contract, agreements, arrangements, relation-ships or otherwise); (ii) in the event of a merger or a business combination involving QIAGEN N.V. which results in the voting securities of QIAGEN N.V. outstanding immediately prior to such merger or business combination representing more than 50% of all the voting rights of the voting securities of QIAGEN N.V., or of the acquiring company or the parent company of such company, immediately following such merger or business combination (either because such securities retain their voting powers or because they are converted into voting securities in the receiving legal entity or in the parent company of such company); or (iii) in the event of the liquidation or dissolution of QIAGEN N.V., with the exception of a liquidation or dissolution as a result of insolvency or similar proceedings.

b. if a natural or legal person (or group of natural or legal persons acting together for the sake of acquiring, holding or disposing of such securities) (with the exception of QIAGEN N.V., any of its subsidiaries, “trustees”, fiduciaries or other natural or legal persons who hold the securities in accordance with the employee options program or on behalf of a foundation operated by the company or a subsidiary) becomes the “beneficial owner” (which for the purposes of this agreement means having the power, whether directly or indirectly, acting alone or together with one or more third parties on the basis of a contract, an agreement, arrangement, relationship or otherwise, to exercise the voting rights or to determine the casting of votes or to effect or bring about the sale), namely of securities in the company conveying forty percent (40%) or more of all the voting rights arising from the voting securities in the company, (with the exception of cases where this situation is due to the acquisition of securities directly from the company); a change in control pursuant to this clause (b), however, is deemed not to have occurred if it is simply the result of (i) the acquisition of securities by the company as a result of which the number of voting shares — as linked to the total number of outstanding voting securities — was reduced, or (ii) a redemption of voting securities by which the total number of outstanding securities is reduced.

    QIAGEN Gmbh | QIAGEN Str. 1 | 40724 HILDEN | Germany | Commercial Register Dusseldorf (HRB 45822)

c. if the persons forming the Supervisory Board of QIAGEN N.V. as of the signing of this agreement (“acting members of the Supervisory Board”), for any reason whatsoever, including as a result of a takeover bid, a dispute between those entitled to cast votes, a merger or similar transactions, should no longer form the majority of the Supervisory Board; any Supervisory Board member appointed after the conclusion of this agreement shall be deemed to be an acting member of the Supervisory Board in the above sense if at least a majority of the acting members of the Supervisory Board and who effectively remain in office have either agreed to the appointment of this person or to the proposal that this person be appointed.

(2) In the event of a change in control within the meaning of paragraph 1, Mr. Viola shall receive reimbursement in accordance with paragraph 3.

(3) Calculation of reimbursement in the event of a change of control

The compensation is calculated according to the following formula:

The compensation amounts to 1.0 x basic annual remuneration, including the agreed bonus.

The annual salary is the contractually agreed fixed annual gross salary during the year of the change of control, exclusive of stock options, LTIs or other equity rights.

The bonus is defined as the gross amount of variable remuneration (bonus), as established by the company and the employee for the financial year of the change of control, exclusive of stock options, LTIs or other equity rights.

Other remuneration components (e.g. company car) are excluded from the calculation of the compensation.

The claim arising from the employer’s contribution to the occupational pension plan becomes vested and is provided at 100% for the years prior to and including the “change of control” year.

The amount of the compensation is a gross amount, and is subject to tax according to the applicable wage tax regulations.

The compensation falls due three months after the change of control.

The remaining contractual provisions remain in force.

QIAGEN GmbH	Erhalten/Einverstanden Received/Agreed

/s/ Thierry Bernard	/s/ Jean-Pascal Viola
Thierry Bernard	Jean-Pascal Viola
CEO

    QIAGEN Gmbh | QIAGEN Str. 1 | 40724 HILDEN | Germany | Commercial Register Dusseldorf (HRB 45822)